UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 5, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 17, 2005 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	Michael J. Hegarty
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 17, 2005 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS

(1)    To elect four directors for a three-year term and until their successors are elected and qualified;

(2)    To approve the Company’s 2005 Omnibus Incentive Plan;

(3)    To ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(4)    To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Thursday, March 24, 2005.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Anna M. Piacentini

Corporate Secretary

Lake Success, New York

April 5, 2005

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 17, 2005

i

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 17, 2005 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 24, 2005, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s 2004 Annual Report on Form 10-K are first being mailed on or about April 5, 2005 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 24, 2005, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 19,200,246 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR approval of the Company’s 2005 Omnibus Incentive Plan, and FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2005. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation,

1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The approval of the Company’s 2005 Omnibus Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors, but will have the effect of a vote against the other proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors and ratification of the independent registered public accounting firm, but not on the proposal to approve the Company’s 2005 Omnibus Incentive Plan.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $17,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes which are equal in number. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes B and C are serving terms expiring at the annual meeting of stockholders in 2006 and 2007, respectively.

The directors in Class A, whose terms expire at the 2005 annual meeting, are Michael J. Hegarty, John J. McCabe, Donna M. O’Brien and Michael J. Russo. Each of Messrs. Hegarty, McCabe, and Russo and Mrs. O’Brien has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2008. With the exception of Mrs. O’Brien who was appointed to the Board of Directors in December 2004, each of these Board nominees has been previously elected by the Company’s stockholders. Mrs. O’Brien was recommended to the Nominating and Governance Committee as a candidate for director by one of our non-management directors. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected. John O. Mead, a former Class A director, retired from the Board of Directors and passed away during 2004.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	77	Chairman of the Board	1967	2007
Michael J. Hegarty(4)	65	President, Chief Executive Officer and Director	1987	2008	(3)
John R. Buran(4)	55	Executive Vice President, Chief Operating Officer and Director	2003	2007
James D. Bennett	66	Director	1998	2007
Steven J. D’Iorio(5)	55	Director	2004	2006
Louis C. Grassi	49	Director	1998	2006
John J. McCabe	61	Director	2003	2008	(3)
Vincent F. Nicolosi	65	Director	1977	2007
Donna M. O’Brien(5)	49	Director	2004	2008	(3)
Franklin F. Regan, Jr.	75	Director	1969	2006
John E. Roe, Sr.	71	Director	1968	2006
Michael J. Russo	70	Director	1984	2008	(3)

(1)	As of December 31, 2004.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Subject to re-election at the annual meeting.
(4)	Mr. Hegarty is scheduled to retire as President and Chief Executive Officer of the Company on June 30, 2005 but will continue as a director. John R. Buran was named to succeed him as President and Chief Executive Officer on that date.
(5)	Mr. D’Iorio and Mrs. O’Brien were appointed by the Board of Directors and commenced service as directors of the Company on December 21, 2004.

Set forth below is certain information with respect to the Board nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Michael J. Hegarty has served as President and Chief Executive Officer of the Company and the Bank since October 1, 1998. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President—Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation. Mr. Hegarty also serves on the board of directors of the Community Bankers Association of New York State.

John J. McCabe has served as Chief Investment Strategist of Shay Assets Management for the past ten years and a is co-manager of each of the following funds managed by Shay Assets Management: John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a director of the New York Society of Security Analysts, having served twice as its President. He is a past director of the Financial Analysts Federation and a Founding Governor of the CFA Institute. He is also an Adjunct Professor of Finance at St. Francis College and serves on the board of the American Geographical Society.

Donna M. O’Brien was the Executive Vice President and Chief Administrative Officer of Catholic Health System of Long Island, an organization which includes hospitals, nursing homes, home care, hospice, services for the disabled and senior housing in Nassau and Suffolk Counties in New York, until March 2004. Prior to assuming that position in May 1997, she held leadership positions in the Alliance for Catholic Healthcare in New York and the M.D. Anderson Cancer Center in Houston, Texas. Mrs. O’Brien has over 20 years experience as a healthcare executive. She is a director of the Christus Health System in Dallas, Texas and has served as trustee of several other healthcare organizations.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to his retirement in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 20 years.

Continuing Directors

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc. and Tulger Contracting Corp., construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.

James D. Bennett is of counsel to the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

John R. Buran has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since January 2001. Prior to joining the Bank, Mr. Buran was a consultant for approximately one year. Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA from 1996 to 2000, and Senior Vice President, Division Head, Retail Services of NatWest’s Consumer Banking Group from 1994 to 1996. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

Steven J. D’Iorio is the Senior Director of Real Estate and Construction for Time Warner Inc. Mr. D’Iorio has over 30 years experience in commercial real estate construction, project management, and building enhancement strategies. Mr. D’Iorio has held senior management positions with National Westminster Bank, Olympia & York, and Grand Central Building, Inc.

Louis C. Grassi is Managing Partner of Grassi & Co., CPAs, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Franklin F. Regan, Jr. is of counsel to the law firm of Cullen and Dykman Bleakley Platt LLP, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry(2)	54	Senior Vice President, Treasurer and Chief Financial Officer
Henry A. Braun	59	Senior Vice President
Robert L. Callicutt	62	Senior Vice President
Francis W. Korzekwinski	42	Senior Vice President
Anna M. Piacentini	58	Senior Vice President and Corporate Secretary

(1)	As of December 31, 2004.
(2)	Appointed in July 2004 following the retirement of Monica C. Passick.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Bank in 1998 as Vice President/Controller. Prior to joining the Bank, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant.

Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years, rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Robert L. Callicutt has been a Senior Vice President of the Company since 1999. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as Vice President and Manager of Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

Francis W. Korzekwinski has been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for commercial real estate lending activity of the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that eight of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with the exercise of independent judgment as a director. Messrs. Hegarty and Buran are not independent because they are executive officers of the Company. Messrs. Tully and Regan are not independent as a result of the respective consulting and legal fees they receive from the Company. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Director Compensation—Related Party Transactions” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2004, the Board of Directors held 12 regular meetings and one special meeting. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Nicolosi (Chairman), Grassi, Roe, and Russo and Mrs. O’Brien, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, and recommends to the Board of Directors grants to employees under the Company’s stock option and restricted stock plans. This committee meets on an as needed basis. During 2004, this committee met five times. The Report of the Compensation Committee is included at page 12.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Roe, and Russo and Mrs. O’Brien, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. During 2004, this committee met eight times. The Report of the Audit Committee is included at page 22. The committee’s charter was attached as Appendix A to the Company’s proxy statement for its 2003 annual meeting of stockholders.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2004 annual meeting of stockholders. This committee held three meetings during 2004.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2004, the Bank Board held 12 regular meetings. The Bank Board maintains executive, insurance, investment, compensation and audit committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a loan committee, a compliance committee, a CRA committee and an ethics committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Compensation

Fee Arrangements.    Directors who are not executive officers of the Company or the Bank (“Outside Directors”) receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day. During 2004, site inspection fees of $7,600 were paid to Mr. Bennett, $5,000 to Mr. Nicolosi and $21,200 to Mr. Regan.

For the year ended December 31, 2004, the aggregate amount of retainer, meeting and site inspection fees paid by the Bank to Outside Directors was $624,300. In addition to his retainer and meeting fees, in 2004 Mr. Tully received a fee of approximately $155,000 for providing additional consulting services to the Bank and the Company in his capacity as Chairman. The Bank has agreed to increase this fee to $160,000 per year for 2005 and 2006. During 2004, the Bank paid $35,692 in legal fees to Mr. Nicolosi for certain litigation and contract matters.

Related Party Transactions.    Under the Bank’s lending policies, residential mortgage loans are not made to directors and executive officers. However, such loans are made to immediate family members of directors and executive officers at market rates of interest and other normal terms but with reduced origination fees. There were nine such loans outstanding to immediate family members of executive officers or directors with balances in excess of $60,000 at some time since the beginning of 2004. The highest aggregate balance of these loans at any time since January 1, 2004 was $1,937,200 and the aggregate balance of these loans at January 31, 2005 was $1,661,300. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2004. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Since 1981, Franklin F. Regan, Jr. (or his law firm) has had a retainer agreement with the Bank, pursuant to which he (or his law firm) is paid an annual retainer for general legal services to the Bank. Mr. Regan, currently of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, represents the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also represents the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fees paid by borrowers for loan closings are: $575 for residential loans; $975 for mixed-use property transactions; and within the range of $1,750 to $8,000 for commercial real estate loans. In 2004, the Bank paid to Mr. Regan an aggregate of $41,000 as a retainer for general legal services. This amount was credited to an account of Cullen and Dykman in accordance with Mr. Regan’s agreement with that firm. Also in 2004, the Bank paid to Cullen and Dykman an aggregate of $56,535 for fees for general legal services. Borrowers paid an aggregate of $1,827,169 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $433,058. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $178,968 to this title company in 2004 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Investment Strategist of Shay Assets Management and is a co-manager and vice president of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund (the “AMF Equity Fund”), which are managed by Shay Assets Management. The Bank maintains investments in three funds managed by Shay Assets Management, including the AMF Equity Fund. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $72,000 in 2004. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management. In 2004, the Bank paid fees of approximately $5,000 to Shay Assets Management in connection with the purchase of bonds. Michael J. Hegarty, the President and Chief Executive Officer and a director of the Company and the Bank, has been nominated to serve as a director of the AMF Equity Fund.

Director Deferred Compensation Plan.    The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2004, there were no participants in this plan.

Director Retirement Plan.    The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid prior to the director’s retirement plus the total amount of Board and Bank Board meeting fees which were paid to the director for the 12 months immediately preceding retirement, but not more than $48,000. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months. In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director with at least two years of service as an Outside Director will receive the equivalent of 120 months of benefits, and each eligible director with less than two years of service will receive the equivalent of monthly benefits for the number of months he served as an Outside Director. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Stock Options and Restricted Stock.    Pursuant to the Company’s restricted stock and stock option plans, each person who becomes an Outside Director receives (to the extent there are shares available), as of the date of his or her first election, 8,437 shares of restricted stock and options to purchase 16,875 shares of common stock. Each such stock option and restricted stock grant vests with respect to 20% of the covered shares on each of the first five anniversaries of the grant date, provided that the Outside Director is then serving on the Board of Directors of the Company or one of its subsidiaries. In addition, each Outside Director receives an automatic annual grant of 1,687 restricted stock units and options to purchase 14,850 shares of common stock, with such awards vesting in equal installments over a three-year period. All options granted to Outside Directors under the Company’s stock option plan have an exercise price equal to the fair market value of the common stock on the date of grant of the option and are granted with tandem limited stock appreciation rights. The grants vest in full upon the Outside Director’s termination of service by reason of death, disability or retirement, or in the event of a change of control of the Company or the Bank. The equity compensation of Outside Directors will be modified in a number of ways under the Company’s proposed 2005 Omnibus Incentive Plan if stockholders approve that plan. See Proposal No. 2.

Indemnity Agreements.    The Company and the Bank have entered into an Indemnity Agreement with each of the directors and executive officers, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the Committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholders may recommend an individual for consideration by submitting to the Committee the name of the individual, his or her background (including education and employment history), a statement of the particular skills and expertise that the candidate would bring to the Board, the name, address and number of shares of the Company owned by the stockholder submitting the recommendation, any relationship or interest between such stockholder and the proposed candidate, and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered for any annual meeting, the submission must be received by the Committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The Committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Mr. D’Iorio and Mrs. O’Brien, who were appointed to the Board of Directors in December 2004, were each recommended as candidates for director by a non-management director of the Company.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2004 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Philosophy.    The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly-qualified senior managers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. At the end of 2003, the Committee retained a firm of independent compensation consultants to review the compensation of the Company’s executive officers. The consulting firm’s recommendations were taken into account by the Committee in its salary and bonus decisions for 2004. In May 2004, the Committee expanded the scope of the services to be provided by the consultants to include a broader assessment of the effectiveness of the Company’s remuneration programs for its executive officers and recommendations in anticipation of the changes in accounting for equity compensation and in light of executive compensation developments generally. The consultants’ recommendations from this portion of the project were taken into account by the Committee in its grant of equity awards in 2004 and its recommendation to adopt the 2005 Omnibus Incentive Plan which is being submitted for stockholder approval at this annual meeting. The consultants were also asked to review the compensation of the Company’s Outside Directors, and based on their recommendations the eligibility and maximum benefits under the Company’s Outside Director Retirement Plan were frozen effective in 2004, and the equity compensation of outside directors will be revised upon stockholder approval of the 2005 Omnibus Incentive Plan.

The following is a discussion of the Company’s executive compensation program as in effect during 2004, including a description of the decisions and actions taken by the Committee with respect to 2004 compensation for the Chief Executive Officer.

Salary and Incentive Bonus.    The key factor in the Committee’s salary and bonus determinations in 2004 was a peer group analysis prepared by independent compensation consultants retained by the Committee. As compared to prior peer group analyses, the consultants excluded several larger savings banks in the New York metropolitan area, and included several banks closer in size to the Company but located outside major metropolitan areas.

In determining the base salary and annual incentive bonus of executive officers, the Committee took into consideration a variety of factors in addition to the compensation paid by peer group companies, including the individual executive’s level of responsibility and individual performance, and the financial and operational performance of the Company and the Bank in relation to their competitors. The most recent benchmarking analysis performed by the consultants indicated that salary and bonus levels of the Company’s executive officers were generally at the median, except that the Chief Executive Officer’s salary and bonus were substantially above the median. The salary and bonus levels set by the Committee for 2004 were intended to position compensation levels at or about the median of our peer group, adjusted for the other factors noted above.

The annual incentive bonus paid to executive officers was determined by the Committee at the end of the year based on its assessment of the Company’s and the Bank’s performance during the year as well as each individual executive officer’s contribution to such performance. In June 2004, the Committee approved a bonus pool of approximately 3% of pre-tax earnings and established guideline bonus amounts of 40% of salary for the Company’s Chief Executive Officer and Chief Operating Officer, 30% of salary for the Company’s other executive officers, and lesser amounts for other officers, but reserved the right to set bonuses at, above or below these levels. In December 2004, the Committee compared the Company’s performance for the year against budgeted amounts of, among other categories, total assets, pre-tax income, earnings per share, and book value per share. For two of these categories, pre-tax income and earnings per share, the Company’s operating results did not meet the budgeted amounts. This was due to several non-budgeted items which were recorded during the year: the retirement payments to the Company’s Chief Executive Officer and Chief Financial Officer, and the adjustment to compensation expense recorded in the first quarter of the year that related to prior years. Excluding these non-budgeted items, the Company exceeded the budgeted amounts for pre-tax income and earnings per share. The Committee also compared the Company’s performance against budget and to its peer group in the areas of return on average assets, net interest margin, efficiency ratio, and return on average equity. In these categories, the Company out-performed the peer group and approached, but did not attain, budgeted amounts. Excluding the non-budgeted items mentioned above, the Company would have exceeded the budgeted amounts in these categories, with the exception of net interest margin. The Committee decided to exclude the non-budgeted amounts mentioned above when considering the bonuses to be awarded. Based on these adjusted results, the Committee determined to award bonuses to the executive officers in excess of the guideline amounts, with the exact amount of each bonus based on evaluations of the individual performance of each officer.

After due consideration, the Committee determined that Mr. Hegarty’s salary would remain the same as in 2003. The Committee awarded him a bonus of $225,000, constituting 45.5% of his base salary.

Long-Term Compensation.    The Company has adopted restricted stock and stock option plans, which have been approved by stockholders. In 2004, the Company amended its restricted stock plan to permit the grant of restricted stock units (“RSUs”) payable in shares of common stock as an alternative to restricted stock. The Committee does not make routine annual grants to executive officers under these plans, but instead has considered each year whether to make such awards consistent with the goal of the plans to compensate, incent and retain talented personnel. The Committee made large initial grants under these plans at the time of their adoption in 1996, followed by several years of small or no across-the-board grants. In 2001, the 1996 awards became fully vested and the Committee made modest across-the-board grants to further incent executive officers. In 2002, the Committee made across-the-board grants to executive officers at a slightly higher level than the 2001 grants in recognition of the Company’s sustained stock price and operating performance over the two-year period. In 2003, the Committee took into account the developing trends toward reduction in the overall amount of equity compensation and the shifting of such compensation from stock options to restricted stock, and granted each of the executive officers stock options at a level of approximately 50% of their 2002 grant (measured by number of shares subject to option) and restricted stock at a level of approximately 70% of 2002 grants (measured by the dollar value of the restricted stock on the date of grant).

The Committee’s 2004 grants generally continued this trend, with two exceptions. The awards to most executive officers reflected a 33-1/3% increase in the number of shares of restricted stock or RSUs granted. At the same time, the stock option grants for executive officers were reduced to slightly more than 50% of the prior year’s grants (measured by the number of shares subject to option). In anticipation of the change in accounting principles which would require the expensing of stock options beginning in 2005, the 2004 options were all scheduled to vest in December 2004 assuming continued employment to that date. This shorter than usual vesting period also influenced the reduced grant size. The two exceptions to the above pattern were Mr. Hegarty and Mr. Fry. Mr. Hegarty’s awards were reduced in anticipation of his retirement. Mr. Fry received a significant increase in his awards over 2003 in recognition of his promotion to Chief Financial Officer.

Retirement Agreements.    In December 2004, as part of a succession planning process which occurred over the past several years, the Committee, the Board of Directors and Mr. Hegarty agreed that Mr. Hegarty would retire on June 30, 2005. In order to provide for an orderly succession process, the Company entered into a Retirement Agreement with Mr. Hegarty in December 2004 providing for his retirement as Chief Executive Officer on June 30, 2005 and his continued service on the Board of Directors following his retirement. The Retirement Agreement provides that Mr. Hegarty will receive upon his retirement the payments and benefits he would have been entitled to receive under his Employment Agreements if the Company failed to renew such agreements. The Retirement Agreement also provides the same payments to Mr. Hegarty’s estate in the event of his death prior to his retirement.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation in excess of $1 million paid to each of the named executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that Section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” because the Committee believed that the flexibility afforded by the design of these plans was desirable and, in light of historical compensation levels, that compliance with Section 162(m) was unnecessary because compensation was unlikely to exceed the $1 million deduction limit. In 2003, Mr. Hegarty’s compensation exceeded this limit, in large measure due to his exercise of pre-2002 stock options. The Committee has approved the 2005 Omnibus Incentive Plan, which, if approved by stockholders at this annual meeting, will enable it to structure future annual bonus awards as well as restricted stock and other long-term equity awards so as to qualify as “performance-based” under Section 162(m). However, the Committee may choose to pay compensation which is not deductible under Section 162(m) if it believes such compensation is appropriate.

Submitted by the Compensation Committee of the Board of Directors,

Vincent F. Nicolosi Chairman	Louis C. Grassi, CPA	Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo

Compensation Committee Interlocks and Insider Participation

During most of 2004, the Compensation Committee consisted of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. Following Mr. Mead’s retirement, Mrs. O’Brien was appointed to serve on the Compensation Committee in December 2004. None of the current members of the Compensation Committee are former officers of the Company or the Bank. During 2004, the Bank paid $35,692 in legal fees to Mr. Nicolosi for certain litigation and contract matters.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Five such loans which are outstanding to immediate family members of directors who were members of the Compensation Committee during 2004 had balances in excess of $60,000 at some time since the beginning of 2004. The highest aggregate balance of those loans at any time since January 1, 2004 was $1,092,500 and the aggregate balance of those loans at January 31, 2005 was $1,005,500. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. These loans are included in the loans described under the heading “Director Compensation—Related Party Transactions.” None of such loans was made in 2004. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder return on the Company’s common stock since December 31, 1999 with the cumulative total returns of a broad equity market index as well as two published industry indices. The broad equity market index chosen was the Nasdaq Composite. The published industry indices chosen were the SNL Thrift Index and the SNL Mid-Atlantic Thrift Index. The SNL Mid-Atlantic Thrift Index has been included in the Company’s Stock Performance Graph because the Company believes it provides valuable comparative information reflecting the Company’s geographic peer group. The SNL Thrift Index has been included in the Stock Performance Graph because it uses a broader group of thrifts and therefore more closely reflects the Company’s size. The Company believes that both geographic area and size are important factors in analyzing the Company’s performance against its peers. The graph below reflects historical performance only, which is not indicative of possible future performance of the common stock.

Comparison of Cumulative Total Return Among the Common Stock,

Nasdaq Composite,

SNL Thrift Index,

and SNL Mid-Atlantic Thrift Index(1)

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Flushing Financial Corporation	$100	124.41	189.10	177.62	303.24	339.07
NASDAQ Composite	$100	60.82	48.16	33.11	49.93	54.49
SNL Thrift Index	$100	159.68	170.68	203.60	288.23	321.15
SNL Mid-Atlantic Thrift Index	$100	139.40	172.45	214.58	338.94	349.22

(1)	Assumes $100 invested on December 31, 1999 and all dividends reinvested through the end of the Company’s fiscal year ended December 31, 2004. The performance graph above is based upon closing prices on the trading day specified. Information presented with respect to the Company’s common stock reflects the three-for-two split of the stock paid in the form of a dividend on each of August 30, 2001 and December 15, 2003.

Summary Compensation Table

The following table sets forth the compensation paid by the Company and the Bank during the years ended December 31, 2004, 2003 and 2002 to the Chief Executive Officer and certain other executive officers.

Summary Compensation Table

Name and Principal Position(s)	Year	Annual Compensation				Long Term Compensation		All Other Compensation
		Salary		Bonus		Restricted Stock/RSU Awards(1)	Securities Underlying Options/ SARs(#)
Michael J. Hegarty(2)	2004	$554,966	(3)	$225,000		$41,850	5,000	$138,057	(4)
President and Chief Executive Officer	2003	533,490	(3)	210,000		205,050	22,500	134,243
of the Company and the Bank	2002	503,252	(3)	200,000		288,600	45,000	132,099

John R. Buran(2)	2004	$290,772		$150,000		$167,400	10,000	$52,253	(5)
Executive Vice President and Chief	2003	259,995		130,000		102,525	18,000	46,575
Operating Officer of the Company and	2002	232,750		100,000		153,920	37,500	39,077
the Bank

Monica C. Passick(6)	2004	$96,854		$210,500	(6)	$—	—	$27,753	(6)
Senior Vice President, Treasurer, and	2003	160,770		47,000		41,010	7,500	27,139
Chief Financial Officer of the	2002	153,520		45,000		57,720	18,000	26,871
Company; Senior Vice President/
Finance of the Bank

Francis W. Korzekwinski	2004	$174,106		$56,000		$66,960	4,000	$29,325	(7)
Senior Vice President of the Company;	2003	163,500		56,000		41,010	7,500	27,839
Senior Vice President/Commercial Real	2002	155,000		52,000		57,720	18,000	27,364
Estate of the Bank

Henry A. Braun	2004	$160,087		$56,000		$66,960	4,000	$27,354	(8)
Senior Vice President of the Company;	2003	150,500		54,000		41,010	7,500	26,020
Senior Vice President/Bank Operations	2002	143,350		48,000		57,720	18,000	24,244
of the Bank

Robert L. Callicutt	2004	$150,173		$55,000		$66,960	4,000	$26,118	(9)
Senior Vice President of the Company;	2003	141,500		44,000		41,010	7,500	24,003
Senior Vice President/Residential	2002	128,212		40,000		57,720	18,000	23,448
Mortgage Banking of the Bank

(1)	Reflects dollar value of restricted stock or restricted stock units granted, calculated by multiplying the number of shares or units granted by the closing market price of the common stock on the date of grant. The number of shares of restricted stock or restricted stock units held by each of the named executive officers on December 31, 2004 and the dollar value of such shares or units (based on the closing market price of the common stock on December 31, 2004) are as follows: Mr. Hegarty 35,200 shares/units, $706,112; Mr. Buran 35,800 shares/units, $718,148; Ms. Passick no shares/units, $0; Mr. Korzekwinski 10,900 shares/units, $218,654; Mr. Braun 10,900 shares/units, $218,654; and Mr. Callicut 10,900 shares/units; $218,654. All grants of restricted stock or restricted stock units vest 20% per year beginning one year after the date of grant, subject to immediate vesting in the event of death, disability, retirement, or a change of control. Dividends or dividend equivalents are paid on all shares of restricted stock and restricted stock units.
(2)	Mr. Hegarty is scheduled to retire as President and Chief Executive Officer of the Company and the Bank on June 30, 2005, at which time Mr. Buran will assume those positions.
(3)	Includes mandatory deferred compensation equal to 10% of salary.
(4)	Consists of $6,268 in matching contributions to the 401(k) Plan, $14,212 in contributions to the Profit Sharing Plan, $50,000 credited toward Supplemental Retirement Benefits, and $67,577 credited under the Supplemental Savings Incentive Plan (“SSIP”). Upon his retirement, Mr. Hegarty is entitled to receive supplemental retirement benefits valued as of December 31, 2004 at approximately $655,000, of which $300,000 has been previously disclosed in the Summary Compensation Table for this or prior years. Pursuant to his Retirement Agreement dated December 23, 2004, upon his scheduled retirement on June 30, 2005, Mr. Hegarty will also be entitled to receive a lump sum payment of $769,500 and certain health and welfare benefits.

(5)	Consists of $6,268 in matching contributions to the 401(k) Plan, $14,212 in contributions to the Profit Sharing Plan, and $31,773 credited under the SSIP.
(6)	Ms. Passick retired in July 2004. Bonus amount consists of amount paid under Ms. Passick’s Retirement Agreement dated June 16, 2004. Amount in “All Other Compensation” consists of $2,278 in matching contributions to the 401(k) Plan, $14,212 in contributions to the Profit Sharing Plan, and $11,263 credited under the SSIP.
(7)	Consists of $4,706 in matching contributions to the 401(k) Plan, $14,212 in contributions to the Profit Sharing Plan, and $10,407 credited under the SSIP.
(8)	Consists of $4,243 in matching contributions to the 401(k) Plan, $14,126 in contributions to the Profit Sharing Plan, and $8,985 credited under the SSIP.
(9)	Consists of $4,086 in matching contributions to the 401(k) Plan, $13,547 in contributions to the Profit Sharing Plan, and $8,485 credited under the SSIP.

Stock Options

The following table contains certain information with respect to stock options granted in 2004 under the Company’s stock option plan to the named executive officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (10 Years)($)(4)
	Grant Date	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(2)	Expiration Date(3)
Name						5%	10%
Michael J. Hegarty	6/15/04	5,000	7.14%	16.77	6/14/14	52,750	133,650
John R. Buran	6/15/04	10,000	14.28%	16.77	6/14/14	105,500	267,300
Monica C. Passick(5)	—	—	—	—	—	—	—
Francis W. Korzekwinski	6/15/04	4,000	5.71%	16.77	6/14/14	42,200	106,920
Henry A. Braun	6/15/04	4,000	5.71%	16.77	6/14/14	42,200	106,920
Robert L. Callicutt	6/15/04	4,000	5.71%	16.77	6/14/14	42,200	106,920

(1)	Each stock option was granted with a tandem limited stock appreciation right that may be exercised only within 90 days after a change of control. The stock options became exercisable on December 21, 2004.
(2)	Pursuant to the stock option plan, the exercise price equals the mean of the high and low sales price of the common stock on the day before the grant date.
(3)	The stock options (and tandem limited stock appreciation rights) are subject to termination prior to their expiration date in the event of termination of employment.
(4)	The potential realizable value reflected in the table represents the difference between (i) the price the common stock would attain at the end of the option’s 10-year term if the price appreciated from the date of the stock option grant at a rate of 5% or 10% per year (as the case may be), and (ii) the option exercise price. The amounts shown in the table are the result of multiplying the amount described above by the number of options granted to the respective individual on the applicable grant date.
(5)	Ms. Passick retired in July 2004 and received no grants in 2004.

The following table contains certain information with respect to stock options previously granted to the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise(#)(1)	Value Realized ($)	# of Securities Underlying Unexercised Options/SARs at FY-End(1)		Value of Unexercised In-the- Money Options/SARs at FY-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hegarty(3)	22,500	182,700	257,600	59,400	3,476,092	458,298
John R. Buran	16,200	169,842	85,150	104,400	803,794	1,055,376
Monica C. Passick(4)	40,000	561,255	86,375	—	963,549	—
Francis W. Korzekwinski	46,500	623,195	50,725	23,550	547,477	184,490
Henry A. Braun	30,000	392,850	81,475	23,550	1,016,415	184,490
Robert L. Callicutt	31,725	255,140	4,000	23,550	13,160	184,490

(1)	The number of shares has been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on each of September 30, 1998, August 30, 2001 and December 15, 2003.
(2)	The value of each unexercised in-the-money stock option (or tandem limited stock appreciation right) is equal to the difference between $20.06 (the closing price of the common stock on December 31, 2004) and the exercise price of the stock option.
(3)	Mr. Hegarty is scheduled to retire on June 30, 2005 at which time all of his unvested options will become exercisable.
(4)	Ms. Passick retired in July 2004 at which time all of her unvested options became exercisable.

Employment, Severance and Change of Control Arrangements

Employment Agreements.    The Bank and the Company are parties to employment agreements with Mr. Hegarty, Mr. Buran, Mr. Korzekwinski, Mr. Braun and Mr. Callicutt (collectively, the “Employment Agreements”). The Employment Agreements establish the respective duties and compensation of these individuals and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these executive officers.

The Employment Agreements are substantially similar. Each Employment Agreement, other than the Employment Agreement with Mr. Hegarty, has an initial two-year term. Prior to the completion of each year during the term of each of these agreements, the agreement is subject to renewal for an additional year. Thus, the unexpired term of the agreement at any time will generally vary between one and two years, in the case of the executives other than Mr. Hegarty. The term of Mr. Hegarty’s Employment Agreement reduced to one year in 2004 (at age 65) and thereafter continues on a one-year basis. However, Mr. Hegarty has entered into the retirement agreement discussed below.

The Employment Agreements provide for a base salary that will be reviewed annually, customarily in July, with an effective date retroactive to July 1. In this regard, the base salaries of Mr. Hegarty, Mr. Buran, Mr. Korzekwinski, Mr. Braun and Mr. Callicutt in effect as of July 1, 2004 were $495,000, $300,000, $174,500, $160,500 and $152,000, respectively. In the case of Mr. Hegarty, an additional amount equal to 10% of base salary is deferred each year and is credited with earnings based on mutual fund investments. The deferred amounts plus earnings thereon will be paid to Mr. Hegarty in a cash lump sum upon termination of employment. In addition to any other pension benefit to which he may be entitled, the Bank is required to maintain two bookkeeping accounts for Mr. Hegarty, to provide supplemental retirement benefits. The first account, consisting of $150,000 plus earnings on such amount based on mutual fund investments beginning May 27, 2000, will be paid to Mr. Hegarty in a cash lump sum upon his termination of employment. The Bank is required to credit to the second bookkeeping account the amount of $50,000 in May of each year of Mr. Hegarty’s employment in the period 2001-2011, with such account to be credited with earnings beginning in 2011. In the event of Mr. Hegarty’s death, voluntary resignation without “good reason” (as defined below), or termination for cause, he is entitled to receive the amount then credited to such account in a cash lump sum. In the event of his termination of employment for any other reason, including retirement (or for any reason following a change of control), he is entitled to receive $500,000 in a cash lump sum instead of the amount credited to the second account. In accordance with his employment agreement, Mr. Hegarty’s deferred compensation, supplemental retirement benefits, and benefits under the Bank’s Supplemental Savings Incentive Plan have been funded in a “grantor trust.”

The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or the executive’s resignation from the Bank and the Company following an event which constitutes “good reason,” which is defined as (1) failure to re-elect the executive to his or her current offices, (2) a material adverse change in the executive’s functions, duties or responsibilities, (3) relocation of the executive’s place of employment outside the Borough of Queens (or other location agreed to by the executive), (4) failure to renew the Employment Agreement by the Bank or Company, (5) a material breach of the Employment Agreement by the Bank or the Company, or (6) failure of a successor company to assume the Employment Agreement. The lump sum severance payment under Mr. Hegarty’s Employment Agreement would be equal to his salary payments, bonuses (based on the highest bonus received in the last three years preceding termination) and deferred compensation otherwise payable if Mr. Hegarty’s employment had continued for an additional 36 months if termination occurs before May 27, 2004 or after a change of control, or 12 months otherwise. The lump sum severance payment under the other Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months. In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up”, in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the balance of the term (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreement for Mr. Hegarty provides that in the event of termination of employment due to disability, he would receive the reduced salary described above, the deferred compensation benefit based on such reduced salary, and the supplemental retirement benefits described above.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Hegarty, payment of his accrued deferred compensation benefit and the supplemental retirement benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans. Mr. Hegarty would also receive his accrued deferred compensation benefit, and the supplemental retirement benefits described above.

Retirement Agreements.    The Company and the Bank are parties to retirement agreements with each of Ms. Passick and Mr. Hegarty. On June 16, 2004, the Company and the Bank entered into a retirement agreement with Ms. Passick providing that upon her retirement as Senior Vice President, Treasurer and Chief Financial Officer on July 1, 2004, she would be paid an aggregate amount of $210,500 on July 9, 2004. On December 23, 2004, the Company and the Bank entered into a retirement agreement with Mr. Hegarty providing for his retirement as President and Chief Executive Officer on June 30, 2005. The retirement agreement with Mr. Hegarty also provides that, in accordance with his employment agreement, upon his retirement, he will receive a one-time payment of $769,500, payment of his deferred compensation account and supplemental retirement benefits established under his employment agreement and certain health and welfare benefits. Mr. Hegarty’s retirement agreement further provides that, in the event of his death before his retirement, his beneficiaries will receive a lump sum death benefit of $1,069,500 (reduced to $1,019,500 if death occurs after May 27, 2005) and certain health and welfare benefits.

Change of Control Arrangements.    Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the current year and the preceding four years.

Assuming a change of control had occurred on December 31, 2004, Mr. Hegarty, Mr. Buran, Mr. Korzekwinski, Mr. Braun and Mr. Callicutt, would have received cash lump sum severance payments equal to approximately $2,308,500, $900,000, $461,000, $433,000 and $414,000 based on their salaries and bonuses as of that date. The preceding amounts do not take into account the gross-up, amounts related to termination of the Employee Benefit Trust, Mr. Hegarty’s supplemental retirement benefits, the value of post-termination health and welfare benefits to be provided under the Employment Agreements, or any value attributable to accelerated vesting of stock options or restricted stock or restricted stock units.

Definition of Change of Control.    A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean: (1) the acquisition of all or substantially all of the assets of the Bank or the Company; (2) the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); (3) the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or (4) approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Retirement Plan

The Bank maintains a Retirement Plan which is a tax-qualified defined benefit plan. Salaried employees who are over age 21 and have been employed by the Bank or a participating affiliate for at least one year are eligible to participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) .45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to IRS regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years, and benefits earned in any year cannot be reduced by subsequent changes to the plan. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2004 annual benefits were limited to $165,000. Compensation in excess of $205,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

The following table sets forth information with respect to Retirement Plan benefits payable to the named executive officers.

Retirement Plan Benefits

Name	Current Years of Service(1)	Estimated Annual Retirement Benefit at Age 65(2)
Michael J. Hegarty(3)	9	$36,966
John R. Buran	3	54,672
Monica C. Passick(4)	25	77,596
Francis W. Korzekwinski	11	106,665
Henry A. Braun	10	47,585
Robert L. Callicutt	9	34,995

(1)	The number of years of credited service under the Retirement Plan as of December 31, 2004.
(2)	The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumptions that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2004.
(3)	Mr. Hegarty attained normal retirement age in May 2004 and is scheduled to retire on June 30, 2005. Assuming Mr. Hegarty retires as planned, his annual retirement benefit would be $38,929 (based on compensation limits in effect for 2005). Amounts shown in the table and in the preceding sentence do not include supplemental defined contribution retirement benefits provided under Mr. Hegarty’s Employment Agreement or amounts payable under his Retirement Agreement, which are reported in footnote 4 to the Summary Compensation Table.
(4)	Ms. Passick retired in July 2004. Ms. Passick’s actual annual retirement benefit is indicated in the table above.

Deferred Compensation Plan

The Bank maintains a Supplemental Savings Incentive Plan (“SSIP”), which is a non-qualified deferred compensation plan under which certain senior officers of the Bank are permitted to defer a portion of their compensation and to receive matching credits with respect to such deferrals, and supplemental credits are provided for certain senior officers whose benefits under the Company’s tax-qualified profit sharing plan are limited by the federal tax laws. A participant may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board on a prospective basis) of the participant’s deferral. Employee deferrals and matching credits are credited with earnings based on the investment performance of specified mutual funds. Supplemental credits, in the amount which would have been credited to a participant under the Company’s profit sharing plan but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All benefits under the SSIP are paid in cash at or after termination of employment. Amounts deferred under the SSIP by the named executive officers are included in the “Salary”

column of the Summary Compensation Table. The amount of Bank matching and supplemental credits under the SSIP for each named executive officer is shown in the “All Other Compensation” column of the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company (other than tax-qualified plans) at December 31, 2004.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,965,251	$10.38	1,168,435	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,965,251	$10.38	1,168,435

(1)	Consists of 858,620 shares available for grant of stock options and 309,815 shares available for grant of restricted stock or restricted stock units.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is independent within the meaning of the Nasdaq corporate governance standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on (1) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (2) the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2004 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on that report and on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA Chairman	Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2004 and 2003 by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

	2004	2003
Audit Fees	$391,440	$250,000
Audit-Related Fees	98,392	40,000
Tax Fees	22,919	37,050
All Other Fees	—	—

Total Fees	$512,751	$327,050

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and review of its quarterly financial statements, and auditing work in connection with bank regulatory filings. For 2004, this amount included fees for auditing the Company’s internal control over financial reporting and reviewing SEC comment letters on the Company’s annual and quarterly reports. For 2003, this amount included fees for testing of the Company’s internal controls.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning, and consisted primarily of review of tax returns for the Company and its subsidiaries.

PROPOSAL NO. 2

APPROVAL OF THE COMPANY’S 2005 OMNIBUS INCENTIVE PLAN

Overview

Since 1996, the Company has been providing equity compensation under a stock option plan and a restricted stock plan, each of which had separate pools of shares available for employees (including officers) and Outside Directors. In 2004, the Compensation Committee retained a firm of independent compensation consultants to assess the effectiveness of the Company’s executive compensation programs and to recommend changes in its equity compensation program in light of the developments in equity compensation, including the anticipated changes in accounting treatment for stock options. The consultants recommended that the Company adopt an “omnibus” incentive plan, which would give the Committee the flexibility to design and grant a variety of types of equity awards, and in this way would position the Company so that it could deliver any new forms of awards that the Committee might believe advantageous in the future.

The Company also wanted a plan that would enable the Committee to structure more types of incentive compensation to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. The 2005 Omnibus Incentive Plan which is being submitted for stockholder approval authorizes the Committee to grant a variety of equity compensation awards as well as long-term and annual cash incentive awards, all of which could be structured so as to comply with the criteria under Section 162(m).

The Company is not seeking authorization to issue additional shares at this time. Instead, the Company is seeking stockholder approval to apply the shares previously authorized by stockholders for use under the existing stock option and restricted stock plans for future awards under the new Omnibus Plan, as described more fully below. In general, the Company will continue to maintain separate pools of available shares for full-value as opposed to non-full-value awards, but will no longer keep separate pools for employees and Outside Directors. This change is necessary in order to maintain an appropriate equity compensation program for Outside Directors because the pool of shares currently available for Outside Director awards under the restricted stock plan is insufficient to provide the awards called for under that plan in 2005.

The Omnibus Plan will allow the Company to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. This feature will give the Company the flexibility to increase the percentage of the total value of equity compensation delivered in the form of full-value shares, rather than stock options, which will enable the Committee to better manage the Company’s burn rate and overhang.

The Omnibus Plan also contemplates a modification of the Company’s equity compensation program for Outside Directors. Under the current program, each Outside Director receives (to the extent there are shares available) an automatic annual grant of 1,687 restricted stock units and options to purchase 14,850 shares of common stock. In addition, upon joining the Board each Outside Director receives an initial grant of 8,437 shares of restricted stock and options to purchase 16,875 shares of common stock. Under the Omnibus Plan, Outside Directors would no longer receive stock option grants, and would instead receive automatic annual grants of 3,600 shares of restricted stock or restricted stock units. New Outside Directors would receive an initial grant consisting of a pro rated portion of the annual award.

The text of the Omnibus Plan is set forth in Appendix A. Key features of the Plan include:

•	The Plan does not seek any new shares, but rather consists of shares available under the Company’s existing restricted stock and stock option plans. These will be carried over as separate pools for full-value and non-full-value awards under the Omnibus Plan, except that shares can be moved from the non-full-value pool to the full-value pool on a 3-for-1 basis. As of March 1, 2005, there were 313,087 shares available under the restricted stock plan and 867,732 under the stock option plan.

•	Options may not be repriced without prior approval of the Company’s stockholders.

•	The exercise price per share of stock under an option must be not less than the fair market value of the common stock of the Company on the date of grant (subject to very limited exceptions).

•	Options, SARs, restricted stock, RSUs and “other stock-based” awards granted under the Omnibus Plan are generally subject to a minimum vesting period of three-years, subject to certain exceptions (see “Limitations on Awards” below).

•	Awards can be structured to qualify as “performance-based” under Section 162(m) of the Code.

•	Formula awards to Outside Directors will be modified from the current annual award of 1,687 shares of restricted stock and 14,850 options to 3,600 shares of restricted stock and no options. Initial grants (currently 8,437 shares of restricted stock and 16,875 options) will be replaced by a pro rated portion of the annual award.

Description of the Plan

The following summary of the Omnibus Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Appendix A.

Shares Available for Awards.    As of March 1, 2005, the Company had 867,732 shares available for award under its stock option plan, and 313,087 shares available under its restricted stock plan.

Under the Omnibus Plan, the Company will maintain two pools of available shares. The first pool will be available for “full-value” awards (such as restricted stock) and will consist of the shares available under the Company’s restricted stock plan immediately prior to the effectiveness of the Omnibus Plan. The pool will be decreased by the number of shares granted as full-value awards. The pool will be increased from time to time by the number of shares that are returned to or retained by the Company as a result of:

•	the cancellation, expiration, forfeiture or other termination of a full-value award (under the Omnibus Plan or the restricted stock plan);

•	the settlement of such an award in cash;

•	the delivery to the award holder of fewer shares than the number underlying the award, including shares that are withheld from a full-value award; or

•	the surrender of shares by an award holder in payment of the exercise price or taxes relating to a full-value award.

The second pool will be available for non-full-value awards (i.e., awards, such as stock options, whose economic benefit consists of the appreciation in value of the underlying shares). This pool will consist of the shares available under the Company’s stock option plan immediately prior to the effectiveness of the Omnibus Plan, plus shares that are returned to or retained by the Company as a result of the cancellation, expiration, forfeiture or other termination of a non-full-value award (under the Omnibus Plan or the stock option plan). This second pool will not be replenished by shares withheld or surrendered in payment of the exercise price or taxes, or retained by the Company as a result of the delivery to the award holder of fewer shares than the number underlying the award or the settlement of the award in cash.

The Omnibus Plan will allow the Company to transfer shares from the non-full-value pool to the full-value pool on a 3-for-1 basis. In order to limit potential dilution, the Plan does not allow the transfer of shares from the full-value to the non-full-value pool. The Plan also allows the Company to determine, before or after grant, whether to treat a stock appreciation right settled in stock as a full-value award with respect to the number of shares actually delivered or as a non-full-value award with respect to the number of shares underlying the award.

Administration.    The Plan is administered by the Compensation Committee of the Board of Directors. However, until the Board of Directors determines otherwise, all actions by the Committee under the Plan also require approval by the Board of Directors. The Committee has discretion to select the persons to whom awards will be granted and to determine the type, number, and terms and conditions of such awards, subject to any specific limitations contained in the Plan. The Committee also has the authority and discretion to adopt rules for administering the Plan; to amend such rules and outstanding awards; to interpret the Plan, administrative rules, and award documents; and to make all other determinations it deems necessary or advisable for the administration of the Plan.

Eligibility.    The Committee is authorized to grant awards under the Plan to all employees (including officers) of the Company and its subsidiaries and to persons who have been offered employment. The Plan also provides for the automatic grant of formula awards to Outside Directors, but they are not eligible to receive discretionary awards.

Types of Awards.    The following is a summary of the types of awards available under the Plan. In general, the Committee has the authority to determine all terms and conditions of awards except where such authority is limited by an express provision of the Plan. For example, subject to the Plan’s minimum vesting requirements described below, the Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case by case basis. In addition, the Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter.

1. Stock Options.    The Committee may grant stock options which are either incentive stock options (“ISOs”) or non-qualified stock options. The number of shares with respect to which ISOs may be granted cannot exceed 600,000. All stock options granted under the Plan must have an exercise price which is not less than the fair market value of the common stock on the date of grant (subject to very limited exceptions), and must have a term no longer than ten years. The Committee may determine the dates on which and/or circumstances under which an option may be exercised, as well as the manner in which the exercise price shall be paid. The Committee may provide that the stock options will be transferable on such terms and conditions as it determines. The Plan expressly prohibits the repricing of stock options without stockholder approval.

2. Stock Appreciation Rights (“SARs”).    A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, cash or common stock in an amount equal to the excess of the fair market value of the common stock on the exercise date over an amount determined by the Committee, which cannot be less than the fair market value of the common stock on the date of grant (subject to very limited exceptions). The term of an SAR cannot exceed ten years from the date of grant. The Committee may also grant “limited SARs” that will be exercisable only in the event of a “Change in Control” of the Company (described below), and may provide that in the event of a Change in Control SARs or limited SARs may be paid on the basis of the “Change in Control Price” (described below).

3. Restricted Stock.    A restricted stock award is a delivery of common stock, subject to transfer restrictions and a risk of forfeiture. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s employment or service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied, the restricted stock that has not vested will be forfeited. Unless the Committee determines otherwise, during the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

4. Restricted Stock Units (“RSUs”).    An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

The Committee may condition the delivery of the shares (or cash) upon the completion of a specified period of service, the attainment of specific performance goals, or other criteria, or may provide for the unconditional delivery of the shares (or cash) on the specified date. The delivery date may be at or after the vesting requirements have been satisfied. In the event of termination of employment or service before the RSU award has vested, the award will be forfeited, except as may be provided by the Committee. RSUs will carry no voting rights until such time as shares of common stock are actually issued. The Committee has the right to determine whether and when dividend equivalents will be paid with respect to an RSU award.

5. Bonus Stock.    The Committee may grant shares of common stock as a bonus or to satisfy other obligations of the Company to pay cash or deliver property under a compensatory program.

6. Dividend Equivalents.    An award of dividend equivalents entitles the award holder to receive an amount equal to the dividends paid on the number of shares underlying the award. The Committee may grant dividend equivalents on a free-standing basis or as part of another award. The Committee may provide that the dividend equivalents are paid at the same time as dividends are paid, or may require payment on a deferred basis, in which case the dividends may be deemed invested in shares of common stock or such other investment as the Committee may provide, or may be credited with interest at a fixed or formula rate.

7. Other Stock-Based Awards.    The Committee is authorized to grant other awards that are denominated or payable in, or valued in whole or part by reference to, common stock or factors that may influence the value of such stock. Awards under this portion of the Plan may include performance units, performance shares, securities convertible or exchangeable into common stock, and awards valued by reference to book value or the value of subsidiaries or business units.

8. Performance Awards.    The Committee is authorized to grant awards, payable in cash, common stock, or other property, where either the grant or vesting of the award is subject to satisfaction of pre-established performance conditions. These awards may be either annual or long-term, and may (but need not) be designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For awards intended to qualify as “performance-based” under Section 162(m), the Committee must set objective performance goals based on one or more of the following performance criteria for the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company: (1) sales or other sales or revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted) or net interest income; (4) operating efficiency ratio; (5) return on average assets, return on investment, return on capital, or return on average equity; (6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (7) loan originations, loan production, loan growth, non-performing loans; (8) deposits or deposit growth; (9) net interest, net interest spread, net interest margin; (10) fee income; (11) economic profit or value created; (12) operating margin; (13) stock price or total stockholder return; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Plan also authorizes the Committee to establish a performance award pool whose size is determined by reference to one or more performance criteria (including those listed above), and to grant awards expressed as a percentage of such pool.

Limitations on Awards.    The Plan imposes the following limitations on the Committee’s discretion in making awards to employees and officers.

1. Award Size.    The Plan imposes an annual limit on the number of shares and amount of cash which may be subject to awards to an individual that are intended to qualify as “performance-based compensation” under Section 162(m). These annual limits are: (i) 450,000 shares with respect to each of option and SAR awards; (ii) 150,000 shares with respect to each of restricted stock, RSU, bonus stock, free-standing dividend equivalent, and “other stock-based” awards; and (iii) $2 million with respect to cash-based awards. In each case, unused portions of an individual’s annual limit are carried over and available for awards in future years.

2. Minimum Vesting Requirements.    Except as set forth below, all option, SAR, restricted stock, RSU, and “other stock-based” awards granted to employees by the Committee must vest no faster than proportionately over a three-year period from the date of grant. The exceptions to this provision are as follows: (i) the Committee may provide for earlier vesting in the event of disability or retirement (each as defined by the Committee), death, a Change in Control, sale of a subsidiary or business unit, or other special circumstances; (ii) awards whose grant or vesting is based on satisfaction of performance conditions may vest proportionately over a one-year period; (iii) the minimum vesting requirement will not apply to cash dividends or dividend equivalents paid with respect to an award; (iv) shares issued to satisfy a prior obligation to pay cash will not be subject to minimum vesting requirements; and (v) in addition to the above exceptions, up to an aggregate of 50,000 shares may be granted as bonus stock, restricted stock or RSU awards under the Plan without any minimum vesting requirements.

3. Option Exercise Price.    The exercise price of all stock options and base price of all SARs must be not less than the fair market value of the common stock on the date of grant, except where the option or SAR is granted in substitution for an outstanding award, in which case the exercise or base price of the option or SAR may be reduced to reflect the value of the award being replaced.

Awards to Outside Directors.    The Plan provides for automatic formula awards to Outside Directors. Each Outside Director will receive an annual award of 3,600 RSUs (or shares of restricted stock) as of June 1 of each year. Upon initial election or appointment to the Board or a change to Outside Director status, an Outside Director will receive a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs) for each full or partial month from the date of such person’s election or appointment or change in status to the following June 1. Each award to an Outside Director will vest with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1s, provided the award holder is a director of the Company on such date. However, awards to Outside Directors will become fully vested in advance of this schedule upon a Change in Control (if the director is a member of the Board at such time) or upon termination of the director’s service on the Board due to death, disability (as determined by the Committee) or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55. At the present time, Messrs. Tully, Bennett, Grassi, Nicolosi, Regan, Roe, and Russo are eligible to retire under this definition, and Mr. Hegarty will become eligible to retire under this definition when he becomes an Outside Director on July 1, 2005. Unless the Committee provides otherwise, dividends or dividend equivalents on these awards will be paid on a current basis, and these awards will be settled in stock.

Change in Control.    The Committee has authority to determine the treatment of awards held by employees in the event of a Change in Control. Such authority includes the ability to vest awards upon a Change in Control and to provide that any cash payment with respect to an award be made based on the Change in Control Price. Awards held by Outside Directors will vest upon a Change in Control. In very general terms, a Change in Control is deemed to occur (i) upon the acquisition of substantially all the assets of the Company or the Bank; (ii) when a majority of the board of directors of the Company or the Bank no longer consists of persons who are currently directors or persons nominated by them; (iii) upon the acquisition of beneficial ownership, directly or indirectly, of 25% or more of the voting power of the Company or the Bank by any person or group; or (iv) upon the consummation of a merger or consolidation of the Company or the Bank with another entity if stockholders of the Company or the Bank fail to beneficially own, directly or indirectly, 50% or more of the voting power of the surviving entity. The Change in Control Price is generally defined as an amount of cash equal to the greater of (i) the highest per share price paid in any transaction triggering or related to the Change in Control, or (ii) the highest per share market price paid at any time during the 60-day period preceding the Change in Control.

Adjustments.    In the case of certain changes in the Company’s structure affecting the common stock, including a stock split, recapitalization, merger, payment of a special dividend, sale of substantially all assets, or liquidation, the Committee may make such adjustments as it deems equitable in order to prevent dilution or enlargement of benefits, in the number of shares available for awards under the Plan, the number of shares as to which awards can be granted to any employee or Outside Director in any year, the number and kind of shares or other property subject to awards then outstanding under the Plan, and the exercise price of stock options or other price to be paid by award holders or the Company pursuant to awards under the Plan.

The Committee is also authorized to make adjustments in the terms and conditions of outstanding awards (including the performance goals and amounts payable under performance awards and the size of any performance award pool) in recognition of unusual or nonrecurring events, such as the events described above or the acquisition or disposition of a business unit, or in response to changes in applicable laws, accounting principles, or tax rates.

In addition, upon a merger, sale of a business unit, or similar corporate transaction, the Committee may, in its discretion, (1) accelerate the vesting and/or payment date of awards, (2) cash-out outstanding awards, (3) provide for the assumption of outstanding awards by a surviving or transferee company, (4) provide that in lieu of shares of common stock, the award holder will be entitled to receive the consideration he/she would have received for such shares in the transaction (or the value of such consideration in cash), and/or (5) require stock options to be either exercised prior to the transaction or forfeited.

In the event the Company acquires a company or business, the Committee may issue awards in assumption or substitution of awards previously granted by the acquired business. Such replacement awards may be issued on terms which preserve the economic value of the prior awards notwithstanding any general limitations on terms and conditions of awards contained in the Plan. In addition, shares issued in connection with such replacement awards will not count against the shares available under the Omnibus Plan.

Amendment and Termination.    No awards may be granted under the Plan after the Company’s annual meeting held in 2015, but awards granted before that date will continue in accordance with their terms. The Board of Directors may terminate the Plan before this date and may from time to time amend the Plan, and the Committee may amend outstanding awards, without the consent of stockholders or award holders, subject to certain limitations, including the following: (i) Plan amendments will be subject to stockholder approval to the extent required by Nasdaq; (ii) no amendment may materially adversely affect the rights of an award holder without such holder’s consent (but amendments that affect the timing of taxation with respect to an award will not be considered material unless they result in a tax penalty to the holder, and adjustments expressly authorized under the Plan will not be considered amendments of an award); and (iii) the Committee cannot waive or modify any provision of an award in a manner that would negate an express provision of the Plan. Notwithstanding the foregoing, the Committee has the right to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines that such amendment is necessary or appropriate to comply with newly enacted Section 409A of the Internal Revenue Code (governing deferred compensation).

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the Plan.

Non-qualified stock options.    No income is recognized by the award holder at the time of grant. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain.

ISOs.    An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee or within three months after termination of employment (longer in the case of termination due to disability or death). However the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax. The exercise of an ISO after expiration of the specified time periods results in such exercise being treated in the same manner as the exercise of a non-qualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the optionee to recognize ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option exercise date over the exercise price or (ii) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Stock Appreciation Rights.    A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received.

Restricted Stock.    A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). The holding period to determine whether the award holder has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse, and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the award holder.

Restricted Stock Units.    A recipient of RSUs generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the common stock on the date that the stock is distributed to the award holder. The capital gain holding period for such stock will commence on the date of distribution.

Dividend Equivalents.    If dividend equivalents are credited with respect to RSUs or other awards, the award holder generally will recognize ordinary income when the dividend equivalents are paid.

Bonus Stock.    A recipient of bonus stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date.

Cash Payments.    A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment.

Section 409A.    Certain awards under the Plan may be subject to requirements applicable to nonqualified deferred compensation under newly enacted Code Section 409A. Although the Company intends to structure awards under the Plan so as to comply with any applicable requirements of that Section, if an award fails to satisfy such requirements the award holder may be subject to additional income tax and interest.

Company Deductions.    As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to an executive officer named in the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Plan authorizes the Committee to grant awards that qualify as “performance based,” as well as awards that do not so qualify.

Miscellaneous

The Omnibus Plan will become effective upon stockholder approval, in which case no additional awards will be granted under the Company’s existing stock option and restricted stock plans. If, however, the stockholders fail to approve the Omnibus Plan, it will not become effective, and the Company will continue operating under the stock option and restricted stock plans until there are no shares available under such plans. Currently there are insufficient shares available for Outside Director awards under the restricted stock plan. Moreover, failure to approve the Omnibus Plan would leave the Company unable to grant awards qualified under Section 162(m) of the Code other than stock options and SARs. On March 15, 2005, the closing sale price of the common stock was $18.39.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF THE COMPANY’S 2005 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to perform the audit of the Company’s consolidated financial statements for the year ending December 31, 2005. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for ratification by the Company’s stockholders at the annual meeting. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider its selection of such firm. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for the year ended December 31, 2004. Representatives from PricewaterhouseCoopers LLP will be present at the annual meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock, as of December 31, 2004.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,743,278	9.06%
270 Park Avenue
New York, New York 10017

Thomson Horstmann & Bryant, Inc.(3)	1,286,395	6.69%
Park 80 West
Plaza Two
Saddle Brook, New Jersey 07663

(1)	On December 31, 2004, the total number of shares of common stock outstanding was 19,232,248.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of December 31, 2004, there were 1,743,278 shares of common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G/A, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting power with respect to 622,360 shares of common stock and sole dispositive power with respect to 1,286,395 shares of common stock.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock as of January 31, 2005, by each director of the Company, by each executive officer named in the Summary Compensation Table on page 16, and by all current directors and executive officers as a group.

Name	Position(s) with the Company	Shares of Common Stock Beneficially Owned(1)(2)
Gerard P. Tully, Sr.	Chairman of the Board	302,078	(3)
Michael J. Hegarty	President, Chief Executive Officer and Director	556,144	(4)
John R. Buran	Executive Vice President, Chief Operating Officer and Director	134,919	(5)
James D. Bennett	Director	93,711	(6)
Steven J. D’Iorio	Director	8,437	(7)
Louis C. Grassi	Director	76,554	(8)
John J. McCabe	Director	11,812	(9)
Vincent F. Nicolosi	Director	141,280	(10)
Donna M. O’Brien	Director	8,437	(11)
Franklin F. Regan, Jr.	Director	146,766	(12)
John E. Roe, Sr.	Director	178,212	(13)
Michael J. Russo	Director	244,046	(14)
Monica C. Passick	Senior Vice President, Treasurer and Chief Financial Officer (retired July 2004)	171,081	(15)
Henry A. Braun	Senior Vice President	146,771	(16)
Robert L. Callicutt	Senior Vice President	28,488	(17)
Francis W. Korzekwinski	Senior Vice President	103,535	(18)
All current directors and executive officers as a group (17 persons)		2,401,798	(19)

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Plan and the Profit Sharing Plan, and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s restricted stock plan. (For Messrs. Tully, Bennett, Grassi, Nicolosi, Regan, Roe and Russo and one unnamed executive officer, the unvested shares of restricted stock reported in this table will vest upon their termination of employment or Board service.) The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s stock option plan which were exercisable on January 31, 2005 as well as shares which the individual would have a right to acquire under the stock option plan or the restricted stock plan upon termination of employment or Board service within 60 days of January 31, 2005. No additional stock options are scheduled to become exercisable within 60 days after January 31, 2005, except upon termination of employment or Board service of certain individuals.
(2)	On January 31, 2005, the total number of shares of common stock outstanding was 19,265,896 (including shares held by the Employee Benefit Trust). As of January 31, 2005, other than Messrs. Tully, Hegarty, and Russo who beneficially owned 1.57%, 2.89% and 1.27% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 12.47% of the outstanding shares of common stock.
(3)	Includes 155,680 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 52,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 10,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,688 unvested shares of restricted stock, and 14,850 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Tully’s termination of Board service.
(4)	Includes 42,284 shares credited to Mr. Hegarty’s account in the 401(k) Plan, 14,243 shares credited to his account in the Profit Sharing Plan, 257,600 shares underlying exercisable stock options, and 11,542 shares representing his proportionate voting interest in the Employee Benefit Trust. Also includes 35,200 shares underlying unvested RSUs and 59,400 shares underlying unvested options which vest or become exerciseable upon Mr. Hegarty’s termination of employment.
(5)

Includes 649 shares credited to Mr. Buran’s account in the 401(k) Plan, 2,838 shares credited to his account in the Profit Sharing Plan, 112,150 shares underlying exercisable stock options, and 11,542 shares representing his proportionate voting interest in the Employee

Benefit Trust. Excludes 31,300 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(6)	Includes 1,688 unvested shares of restricted stock and 46,575 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Bennett’s termination of Board service.
(7)	Includes 8,437 unvested shares of restricted stock.
(8)	Includes 1,688 unvested shares of restricted stock and 29,700 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Grassi’s termination of Board service.
(9)	Includes 6,750 unvested shares of restricted stock and 3,375 shares underlying exercisable stock options. Excludes 1,687 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(10)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, 1,688 unvested shares of restricted stock, and 76,730 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Nicolosi’s termination of Board service.
(11)	Includes 8,437 unvested shares of restricted stock
(12)	Includes 2,250 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, 1,688 unvested shares of restricted stock, and 29,700 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Regan’s termination of Board service.
(13)	Includes 15,825 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 15,525 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, as well as 1,688 unvested shares of restricted stock and 29,700 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Roe’s termination of Board service.
(14)	Includes 192,748 shares held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power, 1,688 unvested shares of restricted stock and 14,850 shares underlying exercisable stock options. Also includes 1,687 shares underlying unvested RSUs and 29,700 shares underlying unvested options which vest or become exerciseable upon Mr. Russo’s termination of Board service.
(15)	Includes 35,857 shares credited to Ms. Passick’s account in the 401(k) Plan, 15,597 shares credited to her account in the Profit Sharing Plan, and 81,375 shares underlying exercisable stock options.
(16)	Includes 2,482 shares credited to Mr. Braun’s account in the 401(k) Plan, 14,367 shares credited to his account in the Profit Sharing Plan, 81,475 shares underlying exercisable stock options, and 11,542 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 10,900 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(17)	Includes 1,681 shares credited to Mr. Callicutt’s account in the 401(k) Plan, 11,265 shares credited to his account in the Profit Sharing Plan, 4,000 shares underlying exercisable stock options, and 11,542 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 10,900 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(18)	Includes 25,060 shares held jointly by Mr. Korzekwinski and his spouse with whom he shares voting and dispositive power. Also includes 2,095 shares credited to Mr. Korzekwinski’s account in the 401(k) Plan, 13,364 shares credited to his account in the Profit Sharing Plan, 50,725 shares underlying exercisable stock options, and 11,542 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 10,900 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(19)	Includes 66,870 shares credited to accounts of executive officers in the 401(k) Plan, 71,834 shares credited to their accounts in the Profit Sharing Plan, 44,230 unvested shares of restricted stock held by executive officers and directors, 844,605 shares underlying exercisable stock options held by executive officers and directors, and 80,794 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 51,009 shares underlying unvested RSUs and 290,850 shares underlying unvested options which vest or become exerciseable upon the termination of Board service or employment of the director or officer, as the case may be. Excludes 70,687 shares underlying unvested RSUs which are to be settled in common stock upon vesting which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2004, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with, except that David W. Fry filed one late Form 3 to correct an underreporting of 225 shares of restricted stock on his initial Form 3.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 19, 2005. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders which is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2006 annual meeting of stockholders must be received by the Corporate Secretary on or before March 18, 2006 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2006 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 6, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance – Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee, the Report of the Compensation Committee and the Stock Performance Graph which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Anna M. Piacentini

Corporate Secretary

Lake Success, New York

April 5, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

FLUSHING FINANCIAL CORPORATION

2005 OMNIBUS INCENTIVE PLAN

1. Purpose.    The purpose of this 2005 Omnibus Incentive Plan (the “Plan”) is to aid Flushing Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.    In addition to the terms defined in Section 1 and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, RSU, Bonus Stock or Stock granted in lieu of obligations, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan, including 409A Awards and Non-409A Awards.

(d) “Beneficiary” means the legal representatives of a Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under the Participant’s Award(s) upon the Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Change in Control” and related terms shall have the meanings specified in Section 10.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to any Code provision includes any regulation thereunder and any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and/or Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to applicable NASDAQ listing requirements and the Company’s corporate governance documents. No Committee action shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any applicable qualification standard. Until such time as determined by the Board (in its sole discretion), reference in this Plan to action by the Committee shall require approval by both the Compensation Committee and the Board.

(i) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(j) “Effective Date” means the effective date specified in Section 11(q).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards, or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the mean between the highest and lowest quoted selling price, regular way, of the Stock on the NASDAQ National Market (or the principal exchange or market on which the Stock is listed or traded) on the day before such date, (or, if no such sale of Stock occurs on such day, the mean between the highest and lowest quoted selling price on the nearest trading day before such day).

(m) “409A Award” means an Award that constitutes a deferral of compensation under Code Section 409A. “Non-409A Award” means an Award other than a 409A Award.

(n) “Full-Value Award” means any Award relating to Stock other than an Award under which the economic benefit to the Participant consists solely of the appreciation in value of the number of shares underlying the Award. The Company may designate (either on or after the date of grant) a SAR settled in Stock as either a Non-Full-Value Award with respect to the gross number of shares underlying the Award or as a Full-Value Award with respect to the number of shares actually delivered to the Participant under the Award. References to a “Full-Value Award” under a Preexisting Plan mean an award of a type that would be a Full-Value Award if granted under this Plan.

(o) “Group” means the Company and its subsidiaries and affiliates, or any members of the Group, as the context requires.

(p) “Incentive Stock Option” or “ISO” means an Option which both is designated as an incentive stock option and qualifies as an incentive stock option within the meaning of Code Section 422.

(q) “Option” means a right, granted under Section 6(b), to purchase Stock.

(r) “Other Stock-Based Award” means an Award granted under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an employee of the Group or a director of the Company.

(t) “Performance Award” means a conditional right, granted under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(u) “Pool 1” and “Pool 2” shall have the meanings set forth in Section 4(a).

(v) “Preexisting Plans” means the Company’s 1996 Stock Option Incentive Plan, as amended and restated, and the Company’s 1996 Restricted Stock Incentive Plan, as amended and restated.

(w) “Restricted Stock” means Stock granted under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(x) “Restricted Stock Unit” or “RSU” means a right, granted under Section 6(e), to receive Stock, other Awards, or cash, or a combination thereof at the end of a specified deferral period.

(y) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(z) “Stock” means the Company’s common stock, par value $.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(aa) “Stock Appreciation Right” or “SAR” means a right granted under Section 6(c).

3. Administration.

(a) Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full authority and discretion, in each case subject to and consistent with the provisions of the Plan, to select the persons to whom Awards will be granted from among those eligible; to grant Awards; to determine the type and number of Awards; to determine the terms and conditions of Awards, including the dates on which Awards may be exercised and/or on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (to the extent such acceleration is either outside the scope of or permitted by Code Section 409A), the expiration date of any Award, and whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and all other matters relating to Awards; to prescribe Award documents evidencing or setting terms of Awards (which Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan, related administrative rules and Award documents, and to correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including stockholders of the Company, Participants, Beneficiaries, permitted transferees of Awards and any other persons claiming rights from or through a Participant.

(b) Manner of Exercise of Committee Authority.    The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or employees of the Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent consistent with Rule 16b-3 and Code Section 162(m), where applicable, and permitted by the Delaware General Corporation Law.

(c) Limitation of Liability.    The Board and Committee and each member thereof, and any person acting pursuant to authority delegated by the Board or Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Group, or the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board and Committee members, any person acting pursuant to authority delegated by the Board or Committee, and any officer or employee of the Group acting at the direction or on behalf of the Board or Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery.    The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans, plus (ii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 600,000. The shares available under this

Section 4(a) shall consist of two designated “share pools,” of which one (“Pool 1”) shall be available for Full-Value Awards and the other (“Pool 2”) shall be available for Awards relating to Stock that are not Full-Value Awards. Pool 1 shall consist of (i) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Company’s 1996 Restricted Stock Incentive Plan, plus (ii) shares subject to awards under the Preexisting Plans that become available under Section 4(b) of this Plan after the Effective Date, and Pool 2 shall consist of all other shares available under the Plan; provided, however, that the Committee may increase Pool 1 above its existing limit by reducing the shares available in Pool 2 by three shares for each share added to Pool 1 (which shall have the net effect of reducing the total number of shares available under the Plan). The total number of shares available under the Plan and the shares designated for Pool 1 and Pool 2 are subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan may consist of authorized and unissued shares or treasury shares.

(b) Share Counting and Replenishment Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). For purposes of Pool 1 (shares available for Full-Value Awards), shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that a Full-Value Award under the Plan or a Preexisting Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to a Participant, the shares retained by or returned to the Company shall be available under the Plan and Pool 1; and (ii) shares that are withheld from a Full-Value Award or separately surrendered by a Participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to a Participant, and will therefore be available under the Plan and Pool 1. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate number of shares remaining available under Pool 1 so long as such Awards will not in fact result in delivery and vesting of shares in excess of the number then available under Pool 1. For purposes of Pool 2, shares shall be counted against those reserved to the full extent of the shares underlying the non-Full-Value Award under the Plan or a Preexisting Plan, except that, to the extent such a non-Full-Value Award expires or is forfeited, the shares retained by the Company will be available again under the Plan and Pool 2.

(c) Substitute Awards for Acquired Business.    Shares issued or issuable in connection with any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or the Group, or with which the Company or the Group combines, shall not be counted against the number of shares reserved under the Plan or either Pool. This provision shall not be deemed to increase the number of shares with respect to which ISOs may be granted under this Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.    Non-employee directors shall automatically receive Formula Awards under Section 8 of the Plan. The Committee shall have discretion to grant Awards under the Plan only to an individual who is (i) an employee (including an executive officer) of the Group, or (ii) a person who has been offered employment by the Group, provided that a prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Group. An employee on leave of absence may be considered as still in the employ of the Group for purposes of eligibility for participation in the Plan. In addition to the persons referred to in the first sentence of this Section 5(a), holders of awards granted by a company or business acquired by the Company or the Group, or with which the Company or the Group combines, are eligible for grants of Awards under the Plan in assumption of or in substitution for such previously granted awards.

(b) Per-Person Award Limitations.

(i) Stock-Based Awards.    In each calendar year during any part of which the Plan is in effect, an eligible individual may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) and 6(h) relating to up to his or her Annual Limit for that type of Award. (The Annual Limit shall apply separately to the type of Award authorized under each of these subsections, except that the limitation shall apply to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, another Award.) A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal (i) 450,000 shares with respect to each of Options and SARs, and (ii) 150,000 shares with respect to each other type of Award referred to in the first sentence of this paragraph, in each case plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous calendar year (including the unused Annual Limit from any prior calendar years), subject to adjustment as provided in Section 11(c).

(ii) Cash-Based Awards.    In the case of an Award which is not denominated by reference to a number of shares, an individual’s Annual Limit shall equal $2 million plus the amount of such individual’s unused Annual Limit for cash Awards as of the close of the previous year (including the unused Annual Limit from any prior calendar years). The Annual Limit for cash Awards is a separate limitation which is not affected by the number of Awards granted which are denominated by reference to a number of shares, and which relates to the amount of cash which may be “earned.” For this purpose, an amount is “earned” when the performance conditions are satisfied so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition.

(iii) Carry-Over of Unused Limit.    For purposes of this Section 5(b), a Participant’s Annual Limit is deemed “used” to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such cash or shares are in fact earned or paid.

6. Specific Terms Of Awards.

(a) General.    Awards may be granted on the terms and conditions set forth in this Section 6, subject to any additional requirements set forth in Section 9. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.    The Committee is authorized to grant Options under the Plan on the following terms and conditions:

(i) Exercise Price.    The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, except as provided in Section 9(a).

(ii) Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or the Group, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iii) ISOs.    The terms of any ISO granted under the Plan shall satisfy the requirements of Code Section 422. Any Option designated as an ISO which fails to satisfy all the requirements of Code Section 422 shall be treated as a non-qualified Option.

(c) Stock Appreciation Rights.    The Committee is authorized to grant SARs under the Plan on the following terms and conditions:

(i) Right to Payment.    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise or settlement thereof, an amount payable in shares or cash equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price, as defined in Section 10(c) hereof) over (B) the grant price of the SAR as determined by the Committee, provided that such grant price shall not be lower than the Fair Market Value of the Company’s Stock on the grant date (except as provided in Section 9(a)).

(ii) Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not the SAR shall be free-standing or in tandem or combination with any other Award (subject to Section 9(a)). Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control, as specified by the Committee, may be granted on such terms, not inconsistent with this Section 6(c) and Section 9(a), as the Committee may determine.

(d) Restricted Stock.    The Committee is authorized to grant Restricted Stock under the Plan on the following terms and conditions:

(i) Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Award document, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any vesting, mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of a Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock; that the Company retain physical possession of the certificates; and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.    The Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, in either case subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee), subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units.    An RSU entitles the Participant to receive one share of Stock (or the Fair Market Value of a share) at a specified time. The Committee is authorized to grant RSUs under the Plan on the following terms and conditions:

(i) Award and Restrictions.    Issuance of Stock or payment of the cash or other property to which the Participant is entitled under the RSU Award will occur upon expiration of the deferral period specified for such Award by the Committee (or, if permitted by the Committee, as elected by the Participant). RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, cash, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture.    Upon termination of employment or service during the portion of the deferral period to which forfeiture conditions apply (as provided in the Award document evidencing the RSUs), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in an Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes. Notwithstanding the foregoing, the Committee shall have no authority to shorten the deferral period specified for an RSU Award except as permitted under Code Section 409A.

(iii) Dividend Equivalents.    The Committee may determine whether or not an Award of RSUs shall entitle the Participant to receive Dividend Equivalents, and may require that Dividend Equivalents on the number of shares of Stock covered by an Award of RSUs shall be either (A) paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends (but only if and to the extent such payment is permitted under Code Section 409A), or (B) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee). Unless otherwise determined by the Committee, in the case of a dividend payable in Stock, the Dividend Equivalent on such dividend shall be credited as additional RSUs, which shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which it was distributed and shall have the same deferral period as such RSUs.

(f) Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or Group to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. All Awards under this Section 6(f) shall be subject to such terms as shall be determined by the Committee (subject to Section 9).

(g) Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents under the Plan which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued (to the extent permitted under Code Section 409A) or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as designated by the Committee), and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Stock; purchase rights for Stock; performance units or performance shares; Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee; and Awards valued by reference to the book value of Stock or the value of securities of (or the performance of) specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards (subject to Section 9). Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine.

(i) Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, including Annual Incentive Awards.

(a) Performance Awards Generally.    Performance Awards may be denominated as a cash amount or a number of shares of Stock which will be earned, and/or a specified number of Awards which will be granted, upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may constitute any other Award as a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and/or the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions (including, but not limited to, the criteria set forth in Section 7(b)(ii)), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Notwithstanding the foregoing, any Award intended to qualify as “performance-based compensation” under Code Section 162(m) (other than Options and SARs) shall be subject to the additional limitations set forth in Section 7(b).

(b) Code Section 162(m) Awards.    If the Committee determines that a Performance Award (other than an Option or SAR) is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal, or any one of several performance goals, or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for Performance Awards granted under this Section 7(b): (1) sales or other sales or revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted) or net interest income; (4) operating efficiency ratio; (5) return on average assets, return on investment, return on capital, or return on average equity; (6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (7) loan originations, loan production, loan growth, non-performing loans; (8) deposits or deposit growth; (9) net interest, net interest spread, net interest margin; (10) fee income; (11) economic profit or value created; (12) operating margin; (13) stock price or total stockholder return; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of either up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. At the time of establishing the performance goals, the Committee may specify the circumstances in which such Performance Awards shall be paid in the event of termination of the Participant’s employment prior to the end of the performance period, which may differ depending on the circumstances of the termination.

(iv) Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with

Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In addition, (i) the maximum amount payable from such pool to any Participant whose Award is intended to qualify as “performance-based” under Code Section 162(m) must be stated in terms of a percentage of the pool, (ii) the sum of all individual percentages of the pool is not permitted to exceed 100 percent, and (iii) no Participant may receive in excess of his or her stated percentage.

(v) Written Determinations.    Prior to settlement of each Award subject to this Section 7(b), the Committee shall certify in writing, in a manner which satisfies the requirements of Section 162(m), that the performance objective relating to the Performance Award and other material terms of the Award upon which payment or settlement of the Award was conditioned have been satisfied.

(vi) Settlement of Performance Awards.    Settlement of Performance Awards may be in cash, Stock, other Awards or other property, as determined by the Committee during the time period specified in Section 7(b)(iii). The Committee may, in its discretion, reduce (but not increase) the amount payable in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(c) Annual Incentive Awards.    The Committee may grant an Annual Incentive Award under the Plan. If such Annual Incentive Award is not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(a). If such Annual Incentive Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(b).

8. Non-Employee Director Awards.    Each non-employee director shall automatically receive Formula Awards as provided in Section 8(a), having the terms and conditions provided in Section 8(b).

(a) Time and Amount of Formula Awards. Formula Awards shall be made as follows:

(i) Annual Grants.    As of June 1 of each year following the Effective Date, each person then serving as a non-employee director shall be granted 3,600 RSUs, subject to adjustment as provided in Section 11(c). Prior to such grant, the Committee may determine to substitute Restricted Stock for such RSUs.

(ii) Initial Grants.    Effective as of the date of a person’s initial election or appointment as a non-employee director or change to non-employee director status after the Effective Date, such person shall be granted a pro rated portion of the Annual Grant consisting of 300 shares of Restricted Stock for each full or partial month from the date of such director’s election or appointment or change in status to the following June 1 (subject to adjustment as provided in Section 11(c)). Prior to such grant, the Committee may determine to substitute RSUs for such Restricted Stock.

(b) Terms and Conditions of Formula Awards.    Formula Awards of Restricted Stock and/or RSUs granted under Section 8(a) shall be subject to the following terms and conditions and such other terms and conditions as may be determined by the Committee that are not inconsistent therewith.

(i) No Payment by Director.    A non-employee director shall not be required to make any payment to the Company in consideration of the Restricted Stock or RSU Awards received by such director.

(ii) General Vesting and Forfeiture.    Each Annual Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the first anniversary of the date of grant, and an additional one-third of the underlying shares on each subsequent anniversary thereof, provided that the Participant is a director of the Company on each such anniversary date. Each Initial Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each subsequent June 1, provided that the Participant is a director of the Company on each such date. In the event the Participant ceases to be a director of the Company before the Restricted Stock or RSU Award has fully vested, the unvested portion of the Award shall be forfeited.

(iii) Accelerated Vesting on Specified Events.    Notwithstanding the vesting schedule set forth in paragraph (ii), all of a Participant’s Formula Awards under Section 8(a) shall become fully vested and non-forfeitable (a) upon a Change in Control if the Participant is a director of the Company at the time of such Change in Control, and (b) upon the termination of the Participant’s service as a director due to death, disability (as determined by the Committee) or, in the case of RSUs (but not Restricted Stock), retirement (which for this purpose shall mean termination of service after at least five years of service as a non-employee director if the Participant’s age plus years of service as a non-employee director equals or exceeds 55).

(iv) Dividends and Dividend Equivalents.    A Participant shall be entitled to receive, on the dividend payment date, cash dividends on his or her unvested Restricted Stock and, to the extent permitted under Code Section 409A, Dividend Equivalents for cash dividends on his or her RSUs. To the extent such payment is not permitted under Code Section 409A, such Dividend Equivalents shall be deemed invested in additional RSUs and shall be paid at the time of settlement of the underlying RSUs. In the event the Company pays a dividend in Stock or other property, such dividend (or Dividend Equivalent in the case of RSUs) shall be subject to the same restrictions, risk of forfeiture, and deferral period as the Award with respect to which it was paid.

(v) Settlement of Award.    All RSUs granted as Formula Awards shall be settled in Stock unless the Committee expressly determines otherwise. Notwithstanding the vesting provisions of an Award, if the Award is subject to Code Section 409A, payment of such Award shall be subject to the requirements of Code Section 409A.

(vi) Awards Nontransferable.    Restricted Stock and RSUs shall not be transferable by the Participant until such time as the Award has vested and delivery of the shares (or, if the Committee so determines, cash) payable pursuant to the Award has been made.

9. Certain General Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or Group or any business entity to be acquired by the Company or Group, or any other right of a Participant to receive payment from the Company or Group; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by a Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award to such Participant. Without limiting the foregoing, the Committee may grant substitute Awards in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or Group, or with which the Company or Group combines, with an exercise price or grant price per share of Stock below Fair Market Value as it determines appropriate to preserve the economic value of any such outstanding assumed or substituted awards.

(b) Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, except that no Option or SAR shall have a term exceeding ten years.

(c) Form and Timing of Payment under Awards.

(i) Committee Discretion.    Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l). Subject to Section 11(k), the Committee may require installment or deferred payments (subject to Section 11(e)) or may permit a Participant to elect such payments on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(ii) Distribution upon Unforeseeable Emergency.    The Committee may provide in the Award document (but not after the date of the Award unless permitted under Code Section 409A) that in the event such Award is vested under the terms of the Award and no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 83), such Award shall be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Section 409A, subject to any restrictions on the timing or making of such distribution as may be imposed by the Committee in the Award document or by Section 409A.

(d) Limitation on Vesting of Certain Awards.    All Option, SAR, Restricted Stock, RSU, and Other Stock-Based Awards to employees shall vest over a minimum period of three years, except that the Committee may provide for earlier vesting in the event of a Participant’s disability or retirement (as such terms are defined by the Committee) or death, or in the event of a Change in Control, sale of a subsidiary or business unit or other special circumstances. The foregoing notwithstanding, (i) the Committee may provide that Awards as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions will vest over a minimum period of one year, with earlier vesting in the circumstances referred to in the preceding sentence; (ii) cash dividends and Dividend Equivalents paid with respect to other Awards need not be subject to minimum vesting requirements; (iii) all shares issued to satisfy a prior obligation to pay cash need not be subject to minimum vesting requirements; and (iv) in addition to the shares referred to in clause (iii), up to an aggregate of 50,000 shares (subject to adjustment as provided in Section 11(c)) may be granted as Bonus Stock, Restricted Stock or RSUs without any minimum vesting requirements. For purposes of this Section 9(d), (i) a performance period that precedes the grant of an Award will be treated as part of the vesting period for such Award if the Participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Payment of Cash Awards.    Unless the Committee provides otherwise, where an Award is payable in cash, such Award shall be paid by the subsidiary or affiliate that employs the Participant, with the payment obligation guaranteed by the Company.

10. Change in Control.

(a) Committee Authority.    The Committee shall have the authority to determine the treatment of Awards in the event of a Change in Control. Such authority shall include the right to determine that any cash payment made with respect to an Award shall be based on the Change in Control Price.

(b) Definition of “Change in Control.”    A “Change in Control” shall be deemed to have occurred upon:

(i) the acquisition of all or substantially all of the assets of Flushing Savings Bank, FSB (the “Bank”) or the Company by any person or entity, or by any persons or entities acting in concert;

(ii) the occurrence of any event if, immediately following such event, a majority of the members of the Board or the board of directors of the Bank or of any successor corporation or entity shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board or the board of directors of the Bank as of the effective date of the conversion of the Bank from the mutual to capital stock form of ownership and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the respective board of directors);

(iii) the acquisition of the beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group deemed a person under Section 13(d)(3) of the Exchange Act; or

(iv) consummation of the merger or consolidation of the Bank or the Company with another corporation or entity where stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation or entity.

(c) Definition of “Change in Control Price.”    The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering or related to the Change in Control or any liquidation of shares following a sale of substantially all of the assets of the Company, or (ii) the highest price per share of Stock paid in any transaction reported on any securities exchange or market where the Stock is traded at any time during the 60-day period preceding the Change in Control.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed prior to such action.

(b) Limits on Transferability.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of a Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, if and to the extent permitted by the Committee, Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred by a Participant to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, subject to any terms and conditions which the Committee may impose in connection with such transfer (including limitations on the permissible categories of transferees). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through a Participant shall be subject to all terms and conditions of the Plan and any applicable Award document, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee which are imposed by the Committee in connection with or as a condition to such transfer.

(c) Adjustments.    The Committee is authorized to make the following adjustments to outstanding Awards and/or limitations on future Awards:

(i) In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of substantially all assets, liquidation, dissolution or other change in corporate structure or corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the aggregate number and kind of shares of Stock or other property which may be delivered in connection with Awards granted thereafter, including the number of shares available in Pool 1 and Pool 2 and the number of shares with respect to which ISOs may be granted, (B) the number and kind of shares of Stock or other property by which annual per-person Award limitations are measured under Section 5, (C) the number and kind of shares of Stock or other property comprising Formula Awards under Section 8(a), (D) the number and kind of shares of Stock or other property which may be granted without minimum vesting requirements under Section 9(d), (E) the number and kind of shares of Stock or other property subject to or deliverable in respect of outstanding Awards, and (F) the exercise price, grant price or purchase price relating to any Award.

(ii) The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including the performance goals and amounts payable under Performance Awards and the amount of any unfunded Performance Award pool established under Section 7 relating thereto) (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, and/or (ii) in response to changes in applicable laws, regulations, accounting principles, or tax rates; provided that no such adjustment shall be authorized or made that would cause any Award intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.

(iii) Upon (A) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), (B) a sale of substantially all the assets of the Company, (C) the dissolution or liquidation of the Company, or (D) the disposition of a subsidiary, affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when awards vest, may be exercised and/or may be paid (to the extent permitted under Code Section 409A); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares, or other property) at or immediately prior to the date of such event; (3) provide for the assumption of outstanding Options, SARs, and other Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations; (4) provide that in lieu of Stock, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Stock (or the fair market value of such consideration in cash); and/or (5) provide that Options shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options shall terminate.

(d) Tax Provisions.

(i) Tax Withholding.    Whenever the value of an Award first becomes includible in an employee’s gross income for applicable tax purposes, the Company shall have the right to require the employee to remit to the Company, or make arrangements satisfactory to the Committee regarding payment of, an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate for such shares or the time of such income inclusion. Whenever under the Plan payments by the Company are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

(ii) Use of Stock to Satisfy Tax Withholding Obligations.    To the extent permitted in the Award document, and subject to any terms and conditions imposed therein, an employee entitled to receive Stock under the Plan may elect to have the employer’s minimum statutory withholding obligation for federal, state, and local taxes, including payroll taxes, with respect to such Stock satisfied (i) by having the Company withhold from the shares otherwise deliverable to the employee shares of Stock having a value equal to the amount of such withholding obligation with respect to the Stock or (ii) by delivering to the Company shares of unrestricted Stock. Alternatively, the Award document may require that a portion of the shares of Stock otherwise deliverable be withheld and applied to satisfy the statutory withholding obligations with respect to the Award.

(iii) Required Consent to and Notification of Code Section 83(b) Election.    No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision.

(iv) Requirement of Notification Upon Disqualifying Disposition of ISO.    If any Participant makes any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Amendment of the Plan and/or Awards.    The Board may terminate the Plan prior to the termination date specified in Section 11(r), and may from time to time amend or suspend the Plan or the Committee’s authority to grant Awards under the Plan, and the Committee may amend outstanding Awards, in each case without the consent of stockholders or Participants, subject to the following limitations:

(i) Any amendment to the Plan that would materially increase the number of shares reserved for issuance or for which stockholder approval is required by applicable law or any stock exchange or market on which the Stock is listed or traded shall be subject to approval by the Company’s stockholders not later than the earliest annual meeting for which the record date is at or after the date of Board approval of such amendment.

(ii) No amendment or termination of the Plan or any Award may materially and adversely affect the rights of a Participant without the consent of the affected Participant. For the purposes of the preceding sentence, (A) actions that alter the timing of income or other taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and (B) adjustments of Awards permitted under Section 11(c) will not be considered amendments of such Awards.

(iii) Without stockholder approval, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(iv) The Committee shall have no authority to waive or modify any provision of an Award after the Award has been granted to the extent the waived or modified provision would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

Notwithstanding the foregoing provisions of this Section 11(e), the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding Awards without the consent of stockholders or Participants to the extent the Committee determines that such amendment is necessary or appropriate to comply with Code Section 409A.

Notwithstanding any other provision of the Plan or of any Award, the Committee shall have the right, in its sole discretion, to terminate (or provide for the termination of) the Plan and/or all or selected Awards, and distribute (or provide for the distribution of) the compensation deferred thereunder, within 12 months following the occurrence of a “Change in Control Event” as defined in regulations under Section 409A.

(f) Right of Setoff.    To the extent permitted by applicable law, the Company (or Group) shall have the right to offset amounts payable under this Plan or under any Award against any amounts owed to the Company (or Group) by the Participant. By accepting any Award granted hereunder, a Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock or cash pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property, or make other arrangements to meet the Company’s obligations under the Plan, consistent with the “unfunded” status of the Plan.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensatory plans or incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m); and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration or, in the discretion of the Committee, the lesser of such cash consideration or the then value of the Award. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).    It is the intent of the Company that the following shall qualify as “performance-based compensation” within the meaning of Code Section 162(m): (i) all Options and SARs unless otherwise designated, and (ii) all other Awards that are expressly designated as intended to constitute “performance-based compensation” under Code Section 162(m), and, accordingly, that the terms of such Awards and of the Plan provisions governing them, shall be interpreted in a manner consistent with Code Section 162(m). Without limiting the foregoing, no provision of the Plan giving the Committee discretion to modify the terms of an Award shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation payable in connection with an Award that is intended to constitute “performance-based compensation” under Code Section 162(m).

(k) Compliance with Code Section 409A.    For purposes of this Plan, references to an Award provision or an event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean (i) for a 409A Award, that the provision or event will not cause a Participant to be liable for payment of interest or a tax penalty under Code Section 409A, and (ii) for a Non-409A Award, that the provision or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, with respect to 409A Awards: (i) the Company shall have no authority to accelerate distributions relating to such Awards in excess of the authority permitted under Code Section 409A, and (ii) any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” (as defined for purposes of Code Section 409A(a)(2)(B)(i)) shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i). The Company shall not be responsible for failure to comply with Code Section 409A. By accepting an Award, a Participant agrees to hold the Company, the Board, the Committee, and their respective delegees harmless for any liability under Section 409A.

(l) Certain Limitations Relating to Accounting Treatment of Awards.    Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 9(c), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting. This provision shall cease to be effective if and at such time as the Company elects to no longer account for equity compensation under APB 25.

(m) Governing Law.    The Plan, any rules and regulations relating to the Plan, and any Award document under the Plan shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws) and applicable provisions of federal law.

(n) Awards to Participants Outside the United States.    The Committee may, in its sole discretion, modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.

(o) Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue as a Participant or in the employ or service of the Company or Group, (ii) interfering in any way with the right of the Company or Group to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving any person a claim to be granted any Award under the Plan or to be treated uniformly with other Participants, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until shares of Stock are duly issued or transferred to the Participant in accordance with the terms of an Award. Except as expressly provided in the Plan or an Award document, neither the Plan nor any Award document shall confer on any person other than the Company (or Group) and the Participant any rights or remedies thereunder.

(p) Invalidity of Provision.    If any provision of the Plan or an Award document is finally held to be invalid, illegal, or unenforceable, the Committee shall have the right to modify the terms of affected Awards in such manner as it deems equitable in order to prevent unintended enrichment or dilution of benefits in light of the invalid, illegal or unenforceable provision.

(q) Plan Effective Date; Termination of Preexisting Plans.    The Plan shall become effective on May 17, 2005 if, and only if, the stockholders of the Company have approved it on such date. Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms.

(r) Plan Termination Date.    No Awards shall be granted under the Plan after the Company’s annual meeting of stockholders held in 2015, but outstanding Awards granted prior to such date shall continue in accordance with their terms. No Award intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) (other than Options and SARs) shall be granted after the Company’s annual meeting held in 2010 unless the material terms of the performance goals have been reapproved by the Company’s stockholders within the five years prior to such grant.

3345-PS-05

DETACH HERE ZFLC12

FLUSHING FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2005

The undersigned hereby appoints Anna M. Piacentini and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote ail shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 17, 2005 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

IF YOUR ADDRESS HAS CHANGED, PLEASE INDICATE NEW ADDRESS BELOW.

FLUSHING FINANCIAL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/ffic

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZFLC11

3345

Please mark vote as in this example.

FLUSHING FINANCIAL CORPORATION

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1 and FOR approval of Items 2 and 3.

Please mark, date and sign as your name appear(s) hereon and return in the enclosed envelope. If acting as executor administrator, trustee guardian etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

Mark box at right if an address change has been noted on the reverse side of this card.

The Board of Directors recommends a vote FOR the election of all nominees in Item 1 and FOR approval of Items 2 and 3.

1. Election of Class A Directors for a three (3)year term expiring 2008.

(01) Michael J. Hegarty

(02) Donna M. O.Brien

(03) John J. McCabe

(04) Michael J. Russo

FOR ALL

NOMINEES WITHHOLD NOMINEES

FOR ALL

EXCEPT

INSTRUCTION: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and write that nominee’s name in the space above.

FOR AGAINST ABSTAIN

2. Approval of the Company’s 2005 Omnibus Incentive Plan.

3. Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2005.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

Please be sure to sign and date this proxy card.

Stockholder Co-owner

sign here: _____________________ Date: ____________ sign here:________________ Date:__________